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                                                           Exhibit 99(b)

                         PAINE WEBBER GROUP INC.
                       1285 Avenue of the Americas
                           New York, NY  10019


                                          October 17, 1994

General Electric Company
30 Rockefeller Plaza
New York, N.Y. 10019

Kidder, Peabody Group Inc.
10 Hanover Square
New York, N.Y. 10005

Dear Sirs:

            We refer to the Asset Purchase Agreement (the "APA") dated as of October 17, 1994, among the three of us, which contemplates, among other things, the issuance by Paine Webber Group Inc. ("Paine Webber") to Kidder, Peabody Group Inc. and certain of its subsidiaries of 2,500,000 shares of 9% Redeemable Preferred Stock of Paine Webber (the "Preferred Shares") and the payment by Paine Webber of the Deferred Purchase Price (as defined in the APA).

            This is to confirm that:

            1. The holders of the Preferred Shares shall, at the request of Paine Webber (made at any time, but only one time, on or prior to 60 days after the Closing), exchange all or any portion of their Preferred Shares for, at the option of Paine Webber:

            (a) shares of redeemable preferred stock of Paine Webber with a stated maturity the same as the Preferred Shares, callable at par at any time and with an annual dividend rate of 9-3/4%;

            (b) shares of redeemable preferred stock of Paine Webber with a stated maturity the same as the Preferred Shares, noncallable until the third anniversary of the Closing and callable at par at any time thereafter and with an annual dividend rate of 9-1/2%;

            (c) shares of redeemable preferred stock of Paine Webber with a stated maturity the same as the Preferred Shares, noncallable until the fifth anniversary of the Closing and callable at par at any time thereafter and with an annual dividend rate of 9%; or
            (d)  any combination of the foregoing.

            2. To the extent that Paine Webber elects to cause the exchange of any Preferred Shares for shares, as described above, the payments contemplated by Section 3.05 of the APA with respect to such Preferred Shares shall terminate and shall not continue with respect to such post-exchange shares.

            3. To the extent that Paine Webber does not elect to cause the exchange of Preferred Shares, the payments contemplated by Section
3.05 of the APA with respect to such Preferred Shares shall not be affected.

            4.  As part of any exchange using shares described in clause
(b) above, Paine Webber may elect to cause the exchange of Preferred Shares for shares of redeemable preferred shares described in clause (b) above with an annual dividend rate of less than 9-1/2% (but not less than 9%), but, to the extent that Paine Webber so elects, the payments contemplated by Section 3.05 of the APA shall continue with respect to the post-exchange shares but shall be reduced by substituting for the $0.1875 number in Section 3.05(c) of the APA an amount equal to one-quarter of the difference between $9.500 and the annual dividend on such post-exchange shares (expressed on a dollars-per-share basis).

            5. The rights, terms and preferences of any preferred stock exchanged for Preferred Shares pursuant to this letter shall be identical to the rights, terms and preferences of the Preferred Shares except as specified herein.

            6. Notwithstanding the foregoing, if after the Closing Paine Webber shall request the holders of the Preferred Shares to make any exchange described above, the parties hereto agree that the terms of the shares described in clauses (a), (b) and (c) above will be appropriately adjusted (if requested by the holders) so that the value received in the exchange will be equivalent to the value surrendered in the exchange.

            If the foregoing is acceptable to you, please sign below.


                                          PAINE WEBBER GROUP INC.,

                                            by
                                                ___________________
                                                Name:
                                                Title:

GENERAL ELECTRIC COMPANY,

  by
      _______________________
      Name:
      Title:


KIDDER, PEABODY GROUP INC.,

  by
      ________________________
      Name:
      Title: